Exhibit 99.1

Snap-on Incorporated

401(k) Savings Plan

Financial Statements as of and for the

Years Ended December 31, 2012 and 2011,

Supplemental Schedule as of December 31,

2012, and Report of Independent Registered

Public Accounting Firm

SNAP-ON INCORPORATED 401(k) SAVINGS PLAN

NOTE:	All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Retirement Plan Committee

Snap-on Incorporated 401(k) Savings Plan

Kenosha, WI

We have audited the accompanying statements of net assets available for benefits of the Snap-on Incorporated 401(k) Savings Plan (the “Plan”) as of December 31, 2012 and 2011, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2012 and 2011, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The supplemental schedule of assets (held at end of year) is presented for the purpose of additional analysis and is not a required part of the financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audit of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.

/s/ Wipfli LLP

June 25, 2013

Milwaukee, Wisconsin

SNAP-ON INCORPORATED 401(k) SAVINGS PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AS OF DECEMBER 31, 2012 AND 2011

	2012	2011
ASSETS:
Investments:
Mutual funds and common collective trust funds	$300,525,846	$257,601,391
Snap-on common stock	24,102,298	19,637,329

Total investments	324,628,144	277,238,720
Receivables:
Company contributions	308,182	478,957
Notes receivable from participants	6,638,760	6,067,403

Total receivables	6,946,942	6,546,360

NET ASSETS AVAILABLE FOR BENEFITS — At fair value	331,575,086	283,785,080

Adjustments from fair value to contract value for interest in fully benefit-responsive investment contracts	(1,793,359)	(1,347,092)

NET ASSETS AVAILABLE FOR BENEFITS	$329,781,727	$282,437,988

See notes to financial statements.

SNAP-ON INCORPORATED 401(k) SAVINGS PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

	2012	2011
INVESTMENT INCOME:
Net appreciation (depreciation) in fair value of investments	$30,883,953	$(4,296,018)
Interest and dividend income	9,437,204	5,562,942

Total investment income	40,321,157	1,266,924

Interest income on notes receivable from participants	277,584	263,674

CONTRIBUTIONS:
Participants	21,286,967	19,742,950
Company	5,910,042	5,631,075
Rollovers	827,780	780,502

Total contributions	28,024,789	26,154,527

Total additions	68,623,530	27,685,125

DEDUCTIONS:
Benefits paid to participants	(21,195,020)	(20,216,009)
Administrative expenses	(84,771)	(57,801)

Total deductions	(21,279,791)	(20,273,810)

NET INCREASE	47,343,739	7,411,315

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	282,437,988	275,026,673

End of year	$329,781,727	$282,437,988

See notes to financial statements.

SNAP-ON INCORPORATED 401(K) SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

1.	DESCRIPTION OF PLAN

General — The following brief description of the Snap-on Incorporated 401(k) Savings Plan (the “Plan”) is provided for general information purposes only. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended. Participants should refer to the Plan document for more complete information.

The Plan was adopted effective January 1, 1992, and was amended and restated January 1, 2011. The purpose of the Plan is to provide eligible employees an opportunity to accumulate savings on a tax-advantage basis.

Plan Administration — As of March 15, 2011, the Plan’s assets are held by T. Rowe Price Trust Company (“T. Rowe Price” or the “Trustee”). Previously the assets were held by State Street Bank and Trust Company. As of March 15, 2011, T. Rowe Price Investment Services, Inc. began providing the Plan with administrative services. Previously ING Institutional Plan Services, LLC provided the Plan with administrative services. Participant contributions and Snap-on Incorporated (“Snap-on” or the “Company”) matching contributions are remitted to the Trustee. The Trustee invests cash received, interest and dividend income and makes distributions to participants.

Eligibility — Substantially all full time domestic employees of the Company and its subsidiaries who have attained age 18 are participants in the Plan. Substantially all temporary domestic employees of the Company and its subsidiaries who have attained age 21 with one year of service are also participants in the Plan.

Contributions — Eligible employees are able to make contributions to the Plan via wage deferral agreements. The annual maximum contribution per participant is limited to the lesser of (a) the maximum Section 401(k) contribution allowed under the Internal Revenue Code (“IRC”); or (b) 50% of the participant’s compensation (10% for highly compensated employees). In addition, participants age 50 and over are allowed to make catch-up contributions, subject to IRC limitations. Participants may also contribute distributions from other qualified plans (“rollovers”). Participants allocate their account balances between various investment options including mutual funds, common collective trust funds and Snap-on common stock.

Participants meeting certain criteria, as defined in the Plan document, are eligible for a matching contribution (“Company Match”) in amounts determined at the discretion of the Company. Matching contributions for each eligible participant were made in 2012 and 2011 at each pay period in an amount equal to 50% of the eligible participant’s Section 401(k) contributions, not to exceed a maximum of 6% of the eligible participants’ pay, provided the eligible participant is an active employee on the last day of the pay period or has retired, suffered a disability or died during the pay period. An additional Company contribution is made on an annual basis for participants employed at Mitchell Repair Information Company (“Mitchell”), a subsidiary of the Company, at the rate of 2% of such participants’ annual pay.

Funding — The Company remits participant elective contributions and Company matching contributions as soon as practical after the elective contributions have been withheld from participant wages; the 2% annual Mitchell contribution is remitted annually.

Participant Accounts — Individual accounts are maintained for each Plan participant. Each participant’s account is credited with the participant’s contributions and allocations of (a) the Company Match, when applicable; and (b) Plan earnings. Each participant’s account is also charged with withdrawals and, if applicable, an allocation of administrative expenses. Participants are entitled to their vested account balance.

Vesting — Participants are 100% vested in their contributions and actual earnings thereon. Participants become fully vested in the Company Match or annual Mitchell contribution as follows:

Years of Service	Vested Percentage
Less than 1	—%
1	25%
2	50%
3	75%
4 or more	100%

Participants also become fully vested in the Company Match or annual Mitchell contribution upon attainment of normal retirement age, disability or death.

Forfeited Accounts — At December 31, 2012 and 2011, forfeited non-vested accounts totaled $211,482 and $130,125, respectively. These accounts will be used to reduce future Company contributions or to pay administrative expenses. During the year ended December 31, 2012, and December 31, 2011, Company contributions were reduced by forfeited non-vested accounts totaling $132,278 and $177,830, respectively.

Notes Receivable from Participants — Participant notes are limited to 50% of the participant’s account balance, not to exceed $50,000. The minimum note amount is $1,000 and participants may have only one note outstanding at any particular time. The notes bear interest at the prime rate plus 1% as published on the last business day of the month, with a maximum note term of five years for personal notes or 15 years for mortgage notes. The current note portfolio has interest rates that range from 4.25% to 9.75%, and mature from 2013 to 2027.

Payment of Benefits — On separation of service due to termination, death, disability or retirement, a participant (or beneficiaries, in the case of death) may elect to be paid in the form of a single lump sum. In-service and hardship withdrawals are also available.

Administrative Expenses — Plan investment management/consulting fees and administrative fees are paid by the Plan; note fees, fund expenses and private investment management fees are paid by the participant. Some administrative expenses may be paid by the Company.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting — The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Investment contracts held by a defined-contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The Plan invests in investment contracts through a collective trust. Contract value for this collective trust is based on the net asset value of the fund as reported by the fund manager. The Statement of Net Assets Available for Benefits presents the fair value of the investment contracts as well as the adjustment of the fully benefit-responsive investment contracts from fair value to contract value. The Statement of Changes in Net Assets Available for Benefits is prepared on a contract value basis.

Use of Estimates — The preparation of financial statements in conformity with U.S. GAAP requires Plan management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein. Actual results could differ from those estimates and are subject to change in the near term.

Investment Valuation and Income Recognition — The Plan’s investments are stated at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Plan’s Investment Committee determines the Plan’s valuation policies utilizing information provided by the investment advisers, custodians and insurance company. See Note 3 for discussion of fair value measurements.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation (depreciation) includes the Plan’s gains and losses on investments bought, sold and held during the year.

Fair Value Measurement — The fair value measurements hierarchy prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority (“Level 1”) to unadjusted quoted prices in active markets for identical assets and liabilities and the lowest priority (“Level 3”) to unobservable inputs. Fair value measurements primarily based on observable market information are given a “Level 2” priority.

Payment of Benefits — Benefits paid to participants are based on vested participant account balances as of the date of distribution and are recorded on the date of distribution. At both December 31, 2012 and 2011, there were no benefit requests awaiting payment.

Notes Receivable from Participants — Notes receivable from participants are recorded at their unpaid principal balance plus any accrued but unpaid interest. Delinquent participant notes are reclassified as distributions based upon the terms of the Plan document. No allowance for credit losses has been recorded as of December 31, 2012 or December 31, 2011. If a participant ceases to make loan repayments and the Plan administrator deems the participant loan to be in default, the participant loan balance is reduced and benefit payment is recorded.

Risks and Uncertainties — The Plan utilizes various investment securities including mutual funds, common collective funds and corporate stocks. Investment securities, in general, are exposed to various risks, such as interest rate risk, credit risk and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and those changes could materially affect the amounts reported in the financial statements.

NEW ACCOUNTING STANDARDS

New Accounting Pronouncement — Effective January 1, 2012, the Plan adopted Accounting Standards Update 2011-04 (ASU 2011-04), “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards.” ASU 2011-04 was issued to create a consistent framework for the application of fair value measurement across jurisdictions. The amendments included wording changes to U.S. GAAP in order to clarify the Financial Accounting Standard Board’s intent about the application of existing fair value measurements and disclosure requirements, as well as to change a particular principle or existing requirement for measuring fair value or disclosing information about fair value measurements. There were no additional fair value measurement requirements upon the adoption of ASU 2011-04. The amendments were effective, prospectively, for interim and annual reporting periods beginning after December 15, 2011. The adoption did not have an effect on the financial statements of the Plan.

3.	FAIR VALUE MEASUREMENTS

Shares of mutual funds are valued at quoted market prices, which represent the net asset value (“NAV”) of shares held by the Plan at year end. Common collective trust funds are stated at the NAV, as reported by the fund manager based on the value of the underlying assets. Common collective trust funds with underlying investments in fully benefit-responsive investment contracts are valued at fair value by discounting the related cash flows based on current yields of similar instruments with comparable durations considering the creditworthiness of the issuer. The fair value of Snap-on common stock is based on the closing price reported in an active market.

The following is a summary, by asset category, of the fair value inputs of the Plan assets as of December 31, 2012:

	Level 1	Level 2	Total
Common collective trusts:
Stable value fund	$—	$43,508,759	$43,508,759
Mutual funds:
Large cap index funds	54,053,599	—	54,053,599
Mid cap index funds	28,425,599	—	28,425,599
Small cap index funds	20,907,656	—	20,907,656
International funds	16,252,823	—	16,252,823
Balanced funds	86,340,967	—	86,340,967
Fixed income funds	29,668,140	—	29,668,140
Growth funds	20,705,206	—	20,705,206
Other	663,097	—	663,097
Snap-on common stock	24,102,298	—	24,102,298

Total	$281,119,385	$43,508,759	$324,628,144

The following is a summary, by asset category, of the fair value inputs of the Plan assets as of December 31, 2011:

	Level 1	Level 2	Total
Common collective trusts:
Stable value fund	$—	$38,626,688	$38,626,688
Mutual funds:
Large cap index funds	48,041,426	—	48,041,426
Mid cap index funds	25,541,122	—	25,541,122
Small cap index funds	18,641,780	—	18,641,780
International funds	13,747,640	—	13,747,640
Balanced funds	75,282,091	—	75,282,091
Fixed income funds	23,460,279	—	23,460,279
Growth funds	13,697,013	—	13,697,013
Other	563,352	—	563,352
Snap-on common stock	19,637,329	—	19,637,329

Total	$238,612,032	$38,626,688	$277,238,720

The following table sets forth additional disclosures of the Plan’s Level 2 investments whose fair value is estimated using net asset value per share as of December 31, 2012 and 2011:

	2012 Fair Value	2011 Fair Value	Unfunded Commitment	Redemption Frequency		Redemption Notice Period
Common collective trusts:
Stable value funds:
T. Rowe Price Stable Value Fund (a)	$43,508,759	$38,626,688	—	Continuously	(b)	N/A	(b)

Total	$43,508,759	$38,626,688

(a)

These funds invest principally in guaranteed investment contracts and structured synthetic investment contracts. The objective is to maximize current income consistent with maintenance of principal and to provide withdrawals for certain participant-initiated transactions without penalty or adjustment.

(b)

Units may be redeemed daily to meet benefit payment and other participant-initiated withdrawals. Retirement plans are required to provide either a 12 or 30 month advance written notice prior to redemption. This notice period may be waived at the sole discretion of T. Rowe Price.

4.	INVESTMENTS

Investments that represent 5% or more of the Plan’s net assets at December 31, 2012 and 2011, consist of the following:

	2012	2011
Vanguard Institutional Index Fund	$48,035,554	$42,050,812
T. Rowe Price Stable Value Fund* **	41,715,400	37,279,596
PIMCO Total Return Fund	29,663,375	23,458,852
Wells Fargo Advantage DJ Target 2010 Fund	26,939,344	27,278,421
Vanguard Mid Cap Index Fund	26,319,797	24,667,372
Snap-on common stock*	24,102,298	19,637,329
Wells Fargo Advantage DJ Target 2030 Fund	21,115,855	17,154,761
Wells Fargo Advantage DJ Target 2020 Fund	18,855,494	15,855,954

*   Represents a party-in-interest

** Common collective trust with interest in fully benefit responsive contracts, at contract value

During 2012 and 2011, the Plan’s investments (including gains and losses on investments bought and sold and held during the year) appreciated (depreciated) in value as follows:

	2012	2011
Mutual funds	$20,298,015	$(7,685,842)
Snap-on common stock	10,585,938	(1,638,611)
Common collective trusts	—	5,028,435

Total net appreciation/(depreciation) in fair value of investments	$30,883,953	$(4,296,018)

5.	PLAN TERMINATION

Although it has not expressed any intention to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions set forth in ERISA. In the event that the Plan is terminated, participants would become 100% vested in their accounts.

6.	FEDERAL INCOME TAX STATUS

The Internal Revenue Service (“IRS”) has determined and informed the Company by a letter dated September 6, 2012, that the Plan and related trust were designed in accordance with the applicable regulations of the IRC. The Plan has been amended since receiving the determination letter; however, the Company and the Plan administrator believe that the Plan is currently designed and operated in compliance with the applicable requirements of the IRC and that the Plan and related trust continue to be tax-exempt.

The financial statement effects of a tax position are recognized when the position is more likely than not, based on the technical merits, to be sustained upon examination by the IRS. The Plan administrator has analyzed the tax positions taken by the Plan and has concluded that, as of December 31, 2012, there were no uncertain positions taken or expected to be taken. The Plan has recognized no interest or penalties related to uncertain income tax positions. Therefore, no provision for income taxes has been included in the Plan’s financial statements. The Plan is subject to routine audits by taxing jurisdictions and there are currently no audits in progress. The Plan administrator believes the Plan is no longer subject to income tax examinations for years prior to 2009.

7.	RELATED-PARTY AND PARTY-IN-INTEREST TRANSACTIONS

As of December 31, 2012 and December 31, 2011, the Plan held 305,131 shares and 387,925 shares, respectively, of Snap-on common stock valued at $24,102,298 and $19,637,329, respectively. During the years ended December 31, 2012 and 2011, Plan purchases of Snap-on common stock totaled $7,781,731 and $33,288,852, respectively, and Plan sales of Snap-on common stock totaled $13,722,693 and $31,676,720, respectively. These investments, as well as the transactions in these investments, qualify as party-in-interest transactions, which are exempt from the prohibited transactions of ERISA. The Plan also invests in a common collective trust fund and mutual funds managed by the Plan’s Trustee.

Fees incurred by the Plan for investment fund management expenses related to party-in-interest transactions are included in net appreciation (depreciation) in fair value of the investment.

The above party-in-interest transactions, as well as notes receivable from participants, are not considered prohibited transactions by statutory exemptions under ERISA regulations.

8.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The reconciliation of net assets available for benefits and changes in net assets available for benefits per the financial statements to the Form 5500 as of December 31, 2012 and 2011, are as follows:

	2012	2011
Statements of net assets available for benefits:
Net assets available for benefits per the financial statements	$329,781,727	$282,437,988

Adjustments from contract value to fair value for interest in fully benefit-responsive investment contracts	1,793,359	1,347,092

Net assets available for benefits per Form 5500	$331,575,086	$283,785,080

Statement of changes in net assets available for benefits:
Increase in net assets per the financial statements	$47,343,739	$7,411,315

Adjustments from contract value to fair value for interest in fully benefit-responsive investment contracts	446,267	535,212

Net income per Form 5500	$47,790,006	$7,946,527

******

SUPPLEMENTAL SCHEDULE FURNISHED

PURSUANT TO

DEPARTMENT OF LABOR’S RULES AND REGULATIONS

SNAP-ON INCORPORATED 401(k) SAVINGS PLAN

FORM 5500, SCHEDULE H, PART IV, LINE 4i – SCHEDULE OF ASSETS (HELD AT END OF YEAR)

EIN: 39-0622040 Plan Number: 005

AS OF DECEMBER 31, 2012

(a)	(b) Identity of Issuer/ Description of Investment	(d) Cost		(e) Current Value
	COMMON COLLECTIVE TRUST FUNDS:
*	T. Rowe Price Stable Value Fund	*	*	$43,508,759

	MUTUAL FUNDS:
	Wells Fargo Advantage C&B Large Cap Value Fund	*	*	6,018,045
	LKCM Small Cap Equity Fund	*	*	10,241,800
	Wells Fargo Advantage DJ Target Today Fund	*	*	2,548,200
	Wells Fargo Advantage DJ Target 2010 Fund	*	*	26,939,344
	Wells Fargo Advantage DJ Target 2020 Fund	*	*	18,855,494
	Wells Fargo Advantage DJ Target 2030 Fund	*	*	21,115,855
	Wells Fargo Advantage DJ Target 2040 Fund	*	*	15,909,378
	Wells Fargo Advantage DJ Target 2050 Fund	*	*	972,696
	Vanguard FTSE All World ex-US Index Fund	*	*	16,104,981
	Vanguard Institutional Index Fund	*	*	48,035,554
	Vanguard Growth Index Fund	*	*	13,893,016
	Vanguard Small Cap Index Fund	*	*	10,665,856
	Vanguard Mid Cap Index Fund	*	*	26,319,797
	Aberdeen Emerging Markets Fund	*	*	147,842
	PIMCO Total Return Fund	*	*	29,663,375
*	T. Rowe Price Mid Cap Value Fund	*	*	2,105,802
*	T. Rowe Price New Horizons Fund	*	*	4,174,016
*	T. Rowe Price Prime Reserve Fund	*	*	4,765
*	T. Rowe Price Mid Cap Growth Fund	*	*	2,638,174
*	T. Rowe Price U.S. Treasury Money Fund	*	*	663,097

*	SNAP-ON INCORPORATED COMMON STOCK	*	*	24,102,298

*	NOTES RECEIVABLE FROM PARTICIPANTS (Interest rates ranging from 4.25% to 9.75%; maturing 2013 to 2027)	-	0-	6,638,760

	TOTAL ASSETS (Held at end of year)			$331,266,904

* Denotes party-in-interest.

** Cost information not required for participant directed investments.

See accompanying report of independent registered public accounting firm.